As filed with the Securities and Exchange Commission on June 9, 2006

Registration No. 333-____

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_____________________________

CONTINENTAL AIRLINES, INC.

(Exact name of Registrant as specified in its charter)

Delaware 1600 Smith Street, Dept. HQSEO 74-2099724

(State or other jurisdiction Houston, Texas 77002 (I.R.S. Employer of incorporation or organization) (Address of principal executive offices) Identification No.)

(Zip Code)

CONTINENTAL AIRLINES, INC.

INCENTIVE PLAN 2000

(Full title of the plan)

Jennifer L. Vogel, Esq.

Senior Vice President, General Counsel,

Secretary and Corporate Compliance Officer

Continental Airlines, Inc.

1600 Smith Street, Dept. HQSEO

Houston, Texas 77002

(713) 324-2950

(Name and address of agent for service)

(Telephone number, including area code, of agent for service)

_____________________________

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Class B Common Stock, par value $.01 per share (2)	1,500,000 Shares (3)	$23.50	$35,250,000.00	$3,771.75

  Estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457(h), using the average of the high and low prices of the Class B Common Stock on the New York Stock Exchange on June 6, 2006.

(2) This registration statement also relates to rights to purchase shares of Series A Junior Participating Preferred Stock of the Registrant. One right is attached to and trades with each share of the Registrant's Class B Common Stock. Until the occurrence of certain events, the rights are not exercisable and will not be evidenced or transferred apart from the Registrant's Class B Common Stock. Any value attributable to such rights is reflected in the market price of the Registrant's Class B Common Stock.

(3) Represents the additional number of shares of the Registrant's Class B Common Stock issuable under the Registrant's Incentive Plan 2000. This registration statement also covers an indeterminate amount of additional shares issuable to prevent dilution in the event of stock splits, stock dividends or similar adjustments of the outstanding Class B Common Stock.

STATEMENT UNDER GENERAL INSTRUCTION E

REGISTRATION OF ADDITIONAL SECURITIES

This Registration Statement on Form S-8 (this "Registration Statement") is being filed by Continental Airlines, Inc. (the "Registrant" or the "Company") to register an additional 1,500,000 shares of Class B Common Stock of the Registrant, $0.01 par value ("Common Stock"), reserved for issuance under the Registrant's Incentive Plan 2000. The Registrant's Board of Directors and stockholders duly approved these additional shares. Pursuant to and as permitted by General Instruction E to Form S-8, the contents of the Registrant's Registration Statement on Form S-8, No. 333-39762 relating to the Registrant's Incentive Plan 2000, including without limitation, periodic reports that the Registrant filed, or will file, after such Form S-8 to maintain current information abut the Registrant, are hereby incorporated in this Registration Statement by reference, except to the extent otherwise updated or modified by this Registration Statement.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Securities and Exchange Commission ("SEC") by the Registrant (Exchange Act File No. 1-10323), are incorporated herein by reference:

    Annual Report on Form 10-K for the year ended December 31, 2005 filed with the SEC on February 28, 2006;

    Amendment No. 1 to Annual Report on Form 10-K/A for the year ended December 31, 2005 filed with the SEC on March 13, 2006;

    Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 filed with the SEC on April 20, 2006;

    Current Reports on Form 8-K (excluding any information furnished under Items 2.02 or 7.01 thereof) filed with the SEC on January 4, 2006, January 30, 2006, February 1, 2006, February 2, 2006, March 2, 2006, March 31, 2006, April 4, 2006, April 18, 2006, May 2, 2006, May 8, 2006, May 24, 2006, May 25, 2006, June 2, 2006, and June 7, 2006;

    The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A/A#3, as filed with the SEC on February 6, 2001, and any amendment or report filed for the purpose of updating such description; and

    The description of the Company's Series A Junior Participating Preferred Stock and related rights associated with the Common Stock contained in the Company's Registration Statement on Form 8-A/A, as filed with the SEC on March 17, 2004, and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 5. Interests of Named Experts and Counsel.

Certain legal matters with respect to the Common Stock offered hereby are being passed upon by Jennifer L. Vogel, Senior Vice President, General Counsel, Secretary and Corporate Compliance Officer of the Registrant. Ms. Vogel, as an employee of the Registrant, is eligible to participate in the Continental Airlines, Inc. Incentive Plan 2000. Ms. Vogel is also a stockholder of the Registrant.

Item 6. Indemnification of Directors and Officers.

The Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Bylaws provide that the Company will indemnify each of its directors and officers to the full extent permitted by the laws of the State of Delaware and may indemnify certain other persons as authorized by the Delaware General Corporation Law (the "GCL"). Section 145 of the GCL provides as follows:

"(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to 'the corporation' shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to 'other enterprises' shall include employee benefit plans; references to 'fines' shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to 'serving at the request of the corporation' shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner 'not opposed to the best interests of the corporation' as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

The Certificate of Incorporation and Bylaws also limit the personal liability of directors to the Company and its stockholders for monetary damages resulting from certain breaches of the director's fiduciary duties. The Bylaws of the Company provide as follows:

"No Director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the Director derived any improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of Directors of the Corporation shall be eliminated or limited to the full extent permitted by the GCL, as so amended."

The Company maintains directors' and officers' liability insurance.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 8. Exhibits.

Reference is made to the Exhibit Index, which immediately precedes the exhibits filed with this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 9, 2006.

CONTINENTAL AIRLINES, INC. By: /s/ Jennifer L. Vogel Jennifer L. Vogel Senior Vice President, General Counsel, Secretary and Corporate Compliance Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 9, 2006.

Signature	Title

* Lawrence W. Kellner	Chairman of the Board, Chief Executive Officer (Principal Executive Officer) and Director

* Jeffrey J. Misner	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

* Chris Kenny	Vice President and Controller (Principal Accounting Officer)

* Thomas J. Barrack, Jr.	Director

* Kirbyjon H. Caldwell	Director

* Douglas H. McCorkindale	Director

* Henry L. Meyer III	Director

* Oscar Munoz	Director

* George G.C. Parker	Director

* Jeffery A. Smisek	Director

* Karen Hastie Williams	Director

* Ronald B. Woodard	Director

* Charles A. Yamarone	Director

*By: /s/ Jennifer L. Vogel Jennifer L. Vogel, Attorney-in-Fact

EXHIBIT INDEX
Exhibit No.	Description
4.1	- Specimen Class B Common Stock Certificate of the Company (incorporated by reference to Exhibit 4.1 to the Company's Form S-1 Registration Statement (No. 33-68870)).

4.2	- Specimen Series B Preferred Stock Certificate of the Company (incorporated by reference to Exhibit 3.1(c) to the Company's Annual Report on Form 10-K for the year ended December 31, 2000).

4.3

- Amended and Restated Rights Agreement, dated as of November 15, 2000, between the Company and ChaseMellon Shareholder Services, LLC (incorporated by reference to Exhibit 99.11 to the Company's Current Report on Form 8-K dated November 15, 2000).

4.3(a)	- Form of Right Certificate, included as Exhibit B to Exhibit 4.3.

5*	- Opinion of Senior Vice President, General Counsel, Secretary and Corporate Compliance Officer.

23.1*	- Consent of Ernst & Young LLP.

23.2*	- Consent of Ernst & Young, Panama.

23.3*	- Consent of Senior Vice President, General Counsel, Secretary and Corporate Compliance Officer, included in Exhibit 5.

24*	- Powers of Attorney.

_________________________________

*Filed herewith.